Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

DOMESTIC:
1.	ACM Holdings Corporation (Delaware)
2.	Clark-Schwebel Holding Corp. (Delaware)
3.	CS Tech-Fab Holding, Inc. (Delaware)
4.	Hexcel Beta Corp. (Delaware)
5.	Hexcel Far East (California)
6.	Hexcel Foundation (California)
7.	Hexcel International (California)
8.	Hexcel Omega Corporation (California)
9.	Hexcel Pacific Rim Corporation (California)
10.	Hexcel Pacific Rim Corporation (Delaware)
11.	Hexcel Pottsville Corporation (Delaware)
12.	Hexcel Reinforcements Corp. (Delaware)
13.	Hexcel Technologies Inc. (Delaware)

FOREIGN:
1.	Hexcel Chemical Products Limited (UK)
2.	Hexcel-China Holdings Corp. (Mauritius)
3.	Hexcel Composites GmbH (Austria)
4.	Hexcel Composites GmbH (Germany)
5.	Hexcel Composites GmbH & Co. KG (Austria)
6.	Hexcel Composites Limited (UK)
7.	Hexcel Composites S.A. (France)
8.	Hexcel Composites S.L. (Spain)
9.	Hexcel Composites S.P.R.L. (Belgium)
10.	Hexcel Composites S.r.l. (Italy)
11.	Hexcel do Brasil Servicos S/C Ltda (Brazil)
12.	Hexcel Europe Limited (UK)
13.	Hexcel Fibers S.L. (Spain)
14.	Hexcel Foreign Sales Corporation (Barbados)
15.	Hexcel Holding B.V. (Netherlands)
16.	Hexcel Holding GmbH (Austria)
17.	Hexcel Holdings Denmark ApS (Denmark)
18.	Hexcel Holdings Hong Kong Limited (Hong Kong)
19.	Hexcel Holding Spain, S.L. (Spain)
20.	Hexcel Holdings SAS (France)
21.	Hexcel Holdings (UK) Limited (UK)
22.	Hexcel Japan K. K. (Japan)
23.	Hexcel Overseas (UK)
24.	Hexcel Reinforcements SAS (France)
25.	Hexcel SAS (France)
26.	Hexcel (Tianjin) Composites Material Co., Ltd.
27.	Hexcel (UK) Limited (UK)
28.	Société de Technologies Appliquées aux Matériaux SARL (France)